Exhibit 10.4

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the “Agreement”) is entered into as of July 15, 2016 (“Effective Date”) by and between Arena Pharmaceuticals, Inc., a Delaware corporation (“Arena”), and William R. Shanahan, Jr., M.D. (“Consultant”).

WHEREAS, Consultant’s terminated employment with Arena was terminated on June 13, 2016 (the “Employment Termination Date”); and

WHEREAS, Arena wishes to obtain the services of Consultant for certain purposes and Consultant wishes to provide such services, all subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound hereby, Arena and Consultant hereby agree as follows:

1. Services to be Provided.  During the term of this Agreement, Consultant shall perform for Arena (and if applicable, Arena’s Affiliates) services relating to research and development (the “Services”), as requested by Arena from time to time. Such Services are expected to approximate, but shall not exceed more than, 20% of the average level of services performed in the three years preceding his employment termination. In no event shall Consultant perform Services during working hours for any employer or other client of Consultant, nor shall Consultant utilize the confidential information, funds, personnel, space, equipment or facilities of any employer or other client.  All services performed pursuant to this Agreement shall be performed solely by Consultant and in a good, timely, efficient and professional manner.  As used herein, “Affiliate” means any entity, which controls, is controlled by, or is under common control with Arena.  In this context “control” shall mean ownership by one entity, directly or indirectly, of more than fifty percent (50%) of the voting stock of another entity, which voting stock is entitled to vote for the election of directors, or otherwise has the actual right and ability to control and direct the management and business affairs of such other entity.

2. Term.  This Agreement will begin on the Effective Date and continue until the one year anniversary of the Effective Date, unless terminated earlier.

3. Compensation; No Benefits; Licenses; Insurance; Taxes.

(a) As compensation for Consultant’s performance of the Services, Arena (or its Affiliate) shall pay Consultant $6,763.60 per month.  In addition, Consultant shall be entitled to exercise any of his stock options to purchase Arena common stock that were outstanding and vested as of the Employment Termination Date, or that become vested thereafter due to his termination of employment under the Amended and Restated Severance Benefit Plan, until 2 years after the Effective Date (but not beyond the original contractual life of the stock option); provided, however, the 2 year extension provided in this Agreement shall be null and void if (i) Consultant has not provided Arena an effective release relating to the termination of his employment with Arena or (ii) Consultant terminates this Agreement without the consent of Arena prior to the one year anniversary of the Employment Termination Date.  For clarity, this two year post Effective Date exercise period will apply for all vested options (either through the term of employment or through the Amended and Restated Severance Benefit Plan) even if the Services outlined in section 1 above are terminated by the Company prior to the one year anniversary of the Effective date for this contract. Consultant understands and agrees that such extension of the post-termination exercise period for his Arena stock options may disqualify, immediately, any stock options that were previously considered “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended, under the rules of the Code. For clarity, Consultant’s termination of employment with Arena on the Employment Termination Date constitutes termination of Consultant’s continuous services as an employee, consultant or director to Arena or any affiliate for purposes of all of Consultant’s stock options and other equity awards covering Arena common stock that are outstanding as of the Employment Termination Date (the “Equity Awards”) and the Services do not constitute continuous employment or services with Arena or its affiliates for purposes of any of such Equity Awards.  Except to the extent provided in this Section 3, all of the Equity Awards shall continue to be governed by the terms and conditions of the equity plan and equity grant documents evidencing such awards.

(b) Consultant shall be responsible for all expenses incurred in connection with the performance of the Services, unless such expenses are reasonable and approved in advance by Arena.  All such pre-approved expenses shall be invoiced to Arena at cost and Consultant shall include copies of all receipts for such expenses.

(c) Consultant is not an employee of Arena and will not be entitled to participate in, or receive any benefit or right as an Arena employee under, any Arena employee benefit and welfare plans, including, without limitation, employee insurance, pension, savings and security plans, as a result of Consultant entering into this Agreement.

(d) Consultant is solely responsible for filing tax returns and submitting payments as required by any federal, state or local tax authority arising under this Agreement, and agrees to do so in a timely manner.  Arena, in its sole discretion, may file applicable documents or reports with the Internal Revenue Service and withhold taxes and other amounts it determines is required or appropriate under applicable law.

(e) Consultant is solely responsible for obtaining any necessary business or similar licenses required by any federal, state or local authority.

(f) Arena will not obtain workers’ compensation insurance on behalf of, or for the benefit of, Consultant

4. Ownership of Results.

(a) All findings, conclusions, data, inventions, discoveries, trade secrets, techniques, processes, know-how, trademarks, servicemarks, brands, trade dress and tag lines, whether or not patentable or otherwise registrable, that are made by Consultant, either alone or with others, in the performance of the Services or which result, to any extent, from use of Arena’s (or Arena’s Affiliate’s) premises or property (collectively, “Inventions”) shall become the exclusive property of Arena or its designee. Consultant shall provide Arena prompt written notice of each Invention.  Consultant hereby assigns, transfers and conveys all of Consultant’s right, title and interest in and to any and all Inventions to Arena or its designee.

(b) Upon the request and at the expense of Arena or its designee, Consultant will execute and deliver any and all instruments and documents and take such other acts as may be necessary or desirable to document such transfer or to enable Arena or its designee to apply for, prosecute and enforce patents, trademark registrations or copyrights in any jurisdiction with respect to any Inventions or to obtain any extension, validation, re-issue, continuance or renewal of any such intellectual property right. Without limiting the foregoing, Consultant shall assign, grant and convey unto Arena or its designee all of Consultant’s right, title and interest, now existing or that may exist in the future, in and to any copyrights in any findings, reports, data compilations and other information and material resulting from the performance of the Services. Consultant shall not submit applications for copyright registration in any country for any information or materials created by Consultant pursuant to this Agreement.

(c) Consultant acknowledges and agrees that the work (the services to be rendered), and all rights therein, including without limitation, copyright, belongs to and shall be the sole and exclusive property of Arena or its designee.

(d) The provisions of this paragraph 4 shall survive the expiration or sooner termination of the term of this Agreement, and such provisions are in addition to, and do not supersede, any agreements Consultant entered into as an Arena employee.

5. Confidentiality.  Consultant will not either during or after the term of this Agreement, disclose to any third person or use any confidential or proprietary information of Arena, its Affiliates or its corporate collaborators for any purpose other than the performance of the Services without the prior written authorization of Arena. This obligation shall not apply to information that is in the public domain through no fault of Consultant. For purposes of this paragraph 5, “confidential or proprietary information” is defined as any information disclosed hereunder by Arena or its Affiliates, or on behalf of Arena or its Affiliates, or developed by Consultant in the performance of Services, including without limitation the structure and activity of any chemical compositions provided to Consultant pursuant to this Agreement, as well as synthetic and analytical methods, biomaterials, micro-organisms, cells, cell lines and the progeny and derivatives thereof, including all modified and recombinant DNA molecules and all vectors and hosts containing the same, patent applications, pre-clinical or clinical data, marketing methods and plans, pricing information, manufacturing information and other unpublished information related to the business or the financial condition of Arena and its Affiliates and corporate collaborators. The provisions of this paragraph 5 shall survive the expiration or sooner termination of this Agreement, and such provisions are in addition to, and do not supersede, any agreements Consultant entered into as an Arena employee.

6. Termination.  Either party may terminate this Agreement for any reason whatsoever upon written notice to the other party, and the termination is effective upon delivery of the notice.

7. Return of Arena Property.  Consultant will return to Arena any property of Arena, its Affiliates and corporate collaborators, in Consultant’s possession, at any time when so requested by Arena and in any event upon termination of this Agreement. Consultant will not remove any such property from Arena premises without written authorization from Arena.

8. No Conflicting Agreements.  Consultant represents that Consultant is not a party to any existing agreements that would prevent Consultant from entering into and performing this Agreement. Consultant will not enter into any other agreement that is in conflict with Consultant’s obligations under this Agreement. Consultant shall not seek or use funding to support the Services from any third party (including the U.S. Government), without the prior written consent of Arena. If Consultant is an employee (or, during the term of this Agreement, becomes an employee) of a third party, Consultant represents that Consultant has complied (and, in the case of a new employer, will comply) with any and all applicable policies and procedures of such third party pertaining to the disclosure of proposed agreements for services and, to the extent necessary or required, received approval from such third party to enter into or continue this Agreement and be bound by the terms herein. Without limiting the foregoing, Consultant represents that receipt and use of confidential or proprietary information hereunder will not conflict with any agreement Consultant has (or will have) with any third party, and that no third party shall have any interest or rights in such confidential or proprietary information or any Inventions. If requested by Arena, Consultant will provide to Arena information concerning payments and equity holdings that could be viewed as creating a conflict of interest with respect to the provision of Services hereunder, as well as other information that is required or requested by regulatory authorities.

9. Independent Contractor.  Consultant is an independent contractor under this Agreement. Neither party shall have the power to bind the other party to any agreement, contract, obligation or liability. Consultant shall not communicate on behalf of Arena or its Affiliates, or report on the Services rendered under this Agreement to any third party without specific written authorization by Arena.

10. Debarment; Excluded Lists.  Consultant warrants and represents that Consultant is not now, nor has Consultant ever been, an individual that has been debarred by the U.S. Food and Drug Administration (“FDA”), including, but not limited to, pursuant to 21 U.S.C. §335a (a “Debarred Person”) or disqualified as a Clinical Investigator by the FDA, including, but not limited to, pursuant to 21 C.F.R. §312.70 or §812.119 (a “Disqualified Person”). Consultant warrants and represents that Consultant is not now, nor has Consultant ever been, listed on either (a) the United States Department of Health & Human Services’ List of Excluded Individuals/Entities or (b) the United States General Services Administration’s Excluded Parties List System (in each case, including any predecessor list, or replacement list, directed to the same or similar purpose) (each of (a) and (b), an “Excluded List”). Consultant further warrants and represents that Consultant has no knowledge of any circumstances which may affect the accuracy of any of the foregoing warranties and representations, including, but not limited to, FDA investigations of, or debarment proceedings against Consultant.

Consultant shall immediately notify Arena if Consultant becomes aware of any change in circumstances that would render any of the foregoing representations or warranties untrue or misleading in any material respect during the term of this Agreement and any extensions thereto.

11. Health Care Provider Payment Tracking.  Arena may be required to report payments made to Consultant pursuant to this Agreement under federal, state or other law or regulation. If so requested by Arena, Consultant will provide the following information (and any other information reasonably requested by Arena for compliance with reporting requirements)

regarding Consultant to Arena’s Accounts Payable department (acctpayable@arenapharm.com): (a) state license number, (b) state of license, (c) National Provider Identifier (NPI) number, and (d) name and address of primary place of business.

12. Formulary Committee Participation.  To the extent Consultant is a member of a committee of any government entity that sets prescription drug formularies or develops clinical guidelines, during the term of this Agreement and for two years following the term, Consultant will disclose to such committee the existence of this Agreement and the nature of the Services, and will follow any procedure set forth by such committee relative to Services under this Agreement.  Consultant will notify Arena of such committee membership and of any such procedure that Consultant is required to follow by the committee relative to the Services under this Agreement.

13. Entire Agreement and Amendment.  This Agreement is the sole agreement between Consultant and Arena with respect to the Services to be performed hereunder and it supersedes all prior agreements and understandings with respect thereto, whether oral or written. No modification to any provision of this Agreement shall be binding unless in writing and signed by both Consultant and a duly authorized representative of Arena. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and permitted assigns of the parties hereto.

14. Assignment and Subcontracts.  The duties and responsibilities of Consultant hereunder are of a personal nature and shall not be assigned, subcontracted or delegated in whole or in part by Consultant without Arena’s prior written consent.

15. Governing Law.  This Agreement shall be governed by and interpreted in accordance with laws of the State of California, without giving effect to any conflict of law provisions.

16. Notices.  All notices required hereunder shall be in writing and be delivered personally, sent by an internationally recognized express courier service (e.g., FedEx), transmitted via facsimile, or sent via registered or certified mail (postage prepaid) requiring return receipt, and shall be deemed given as of:  (i) the date of delivery, if sent by personal delivery; (ii) two days after the date of deposit, if sent by express courier service; (iii) the date of transmission, if faxed with confirmatory printout of transmission; or (iv) one week after the date of mailing, if sent by mail. Notices shall be addressed as provided below or to such other addressee as either party may in the future designate by written notice to the other in accordance with the terms hereof:

If to Arena, to:

Arena Pharmaceuticals, Inc.

6154 Nancy Ridge Drive

San Diego, CA  92121

Attention:  Chief Executive Officer

With a copy to:  General Counsel

Facsimile No.: (858) 677-0065

If to Consultant, to:

William R. Shanahan, Jr., M.D.

4948 Rancho Viejo Drive

Del Mar, CA 92014

17. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.  One or more counterparts of this Agreement may be delivered by facsimile or PDF transmission with the intent that it or they shall constitute an original counterpart hereof.

18. Invalidity and Waiver.  If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.  The failure by either party to enforce against the other party any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

19. Non-Disclosure of Agreement.  Consultant shall not disclose the existence of this Agreement, the identities of the parties, or the terms or provisions of this Agreement, without the prior written approval of Arena, unless such disclosure is required by applicable law or regulation.

20. Adverse Event Reporting.  An adverse event is any new, undesirable medical experience or change of an existing condition which occurs during or after use of a product.  To the extent Consultant becomes aware of any adverse events that may be related to any product marketed by Arena or its Affiliate, or by one or more distributors of Arena or its Affiliate, regardless of whether the events are actually related to any such product, Consultant will provide immediate notice to Arena for compliance with all applicable reporting obligations; adverse events must be reported to Arena’s drug safety department at 858-453-7200, extension 1620 or by email at safety@arenapharm.com.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed, or caused to be duly executed, this Agreement as of the date first above written.

Arena Pharmaceuticals, Inc.

By:	/s/ Amit Munshi	/s/ William R. Shannan, Jr.
	Amit Munshi	William R. Shanahan, Jr., M.D.
President and Chief Executive Officer
	6154 Nancy Ridge Drive	4948 Rancho Viejo Drive
	San Diego, CA 92121	Del Mar, CA 92014

	Telephone Number: 858-453-7200	Telephone Number: 858-847-9470

Date:	July 26, 2016	Date:	July 15, 2016